Exhibit 10.2

Perpetua Resources Corp. 405 S. 8th Street, Ste. 201 Boise, ID 83702 Nasdaq: PPTA TSX: PPTA www.perpetuaresources.com

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated effective March 14, 2024 (the “Effective Date”).

BETWEEN: PERPETUA RESOURCES IDAHO, INC., an Idaho corporation, with offices at the address above (“Employer”)

AND: Jonathan Cherry having an address of [***] (“Employee”)

RECITALS

A.            The Employer carries on the business of mineral exploration and development.

B.         The Employer employs the Employee and the Employee has agreed to continue to serve the Employer on an at-will basis on the terms and conditions hereinafter set forth.

C.            This Agreement supersedes all prior agreements and is the only and entire agreement concerning Employee’s employment by Employer.

AGREEMENT

NOW THEREFORE, for good and valuable consideration and the mutual covenants and agreements contained herein, the parties mutually agree as follows.

Definitions

1.            In this Agreement:

•	“Short Term Incentive Plan” or “STIP” means the Employer’s annual incentive plan, to be effective when adopted by the Board, and which may be revised or terminated thereafter from time to time subject to the terms of this Agreement;

•	“Board” means the board of directors of Perpetua Resources Corp.;

•	“Bonus” means any payment by Employer to Employee made in accordance with the Short Term Incentive Plan or any other bonus or incentive plan established by the Employer, and on commencement of employment, is prorated for the number of calendar days Employee is employed by Employer in any Bonus Year;

•	“Bonus Year” means the period of January 1 to December 31 each year, used by the Employer to assess awards to the Employee under the Short Term Incentive Plan or any other bonus or incentive plan established by the Employer, provided that 2024 shall be included within the term “Bonus Year” notwithstanding the Effective Date of this Agreement;

•	“Cause” means:

•	Disobedience by Employee of orders or directives of Employer, or interference with the performance by employees of Employer of their duties if such disobedience or interference is either (A) of such a nature that no reasonable doubt can exist as to its material adverse effect on the Employer, or (B) continues after specific instruction relating thereto has been given by the Employer; or

•	Material acts of dishonesty, disloyalty or competition related to the business of the Employer or its relationships with its employees, suppliers, customers or those with whom the Employer does business; or

•	Refusal or failure to furnish significant information concerning the Employer’s affairs as reasonably requested by the Employer, or material falsification of such information; or

•	Any other action or course of conduct (specifically including, by way of illustration and not limitation, the breach of any material term of this Agreement or failure to comply with any Employer policy) which has or reasonably may be expected to have a material adverse effect on the Employer or its business or financial position, if such action or course of conduct is either (A) of such a nature that no reasonable doubt can exit as to its material adverse effect on the Employer, or (B) continues after specific instruction relating thereto have been given by or under the authority of the Board; or

•	Commission of an act constituting fraud, unethical behavior, immoral behavior, intentional dishonesty, or similar conduct; or

•	The Employee’s failure or inability to perform at a level satisfactory to the Employer after receiving a warning of needed improvement.

•	“Change of Control” means: the acquisition by any person or entity (or by any person or entity and a person or entity acting jointly or in concert with the other) whether directly or indirectly (in any case, a “Third Party Acquirer”), of voting securities of Perpetua Resources Corp. which, when added to all other voting securities of Perpetua Resources Corp. at the time held by the Third Party Acquirer, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of Perpetua Resources Corp. or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board. Notwithstanding the foregoing, no acquisition of voting securities by any entity affiliated in any way with Perpetua Resources Corp., whether as a parent, subsidiary, or sister entity, shall be considered a Change of Control unless the transaction results in an unaffiliated party becoming responsible for managing either Perpetua Resources Corp. or Employer.

•	“Disability” means a physical or mental condition, verified in writing by an independent and qualified medical practitioner, which prevents the Employee from continuing active work in Employee’s existing or a similar position for a period of eight (8) weeks.

•	“Good Reason” means the occurrence of any of the following upon or within the 12 months following a Change of Control without the Employee’s written consent:

•	a meaningful and detrimental change in the Employee’s position, title, duties or responsibilities from those in effect as of the Effective Date; or

•	any reduction of the Employee’s Salary; or

•	any change in Employer’s LTIP, STIP, or other arrangements that reduce any Bonus, Incentive Share Options/Units, LTIP Share Options/Units, or Incentive Share Units to which Employee is or may be entitled under Schedule “A”; or

•	any reduction in value of any other benefits received by Employee pursuant to Schedule “A” that are not included within the two bullets immediately above; or

•	a demand by the Employer that the Employee cease working or providing services for remuneration to an entity where the Employer and Employee had previously agreed that the Employee could engage in such activities, provided that a demand that the Employee not increase the average monthly hours devoted to the third entity shall not constitute Good Reason, and provided that a demand that Employee cease such work due to a conflict of interest or a violation of Section 8 of this Agreement shall not constitute Good Reason.

Any of the above events identified in this paragraph will constitute “Good Reason” only if Employee provides notice to the Employer within 60 days of Employee becoming aware of any such event and the Employer fails to cure within 30 days from receipt of the notice from Employee.

•	“Omnibus Equity Incentive Plan” means the Omnibus Equity Incentive Plan as may be amended or terminated from time to time;

•	“Incentive Share Options/Units” means any share options/units granted under the Omnibus Equity Incentive Plan to Employee from time to time;

•	“LTIP” means any long-term incentive plan that may be adopted by the Employer from time to time and as may be revised or terminated from time to time;

•	“LTIP Share Options/Units” means share options/units granted under the LTIP to Employee from time to time.

2.            Employment

•	The Employer confirms the employment of the Employee in the position set out in Schedule “A”.

•	The Employee will provide the services of such position and will exercise the powers and fulfill the responsibilities set forth in Schedule “B”.

•	The Employee’s employment will continue according to the terms of this Agreement whether or not Employee becomes or ceases to be a director of the Employer.

3.            Compensation

(a)	The Employee’s gross salary will be that amount set out in Schedule “A” (the “Salary”). So long as the Employee is employed pursuant to this Agreement, the Salary less any applicable deductions authorized by the Employee or lawfully required or made by the Employer, will be payable twice a month in 24 equal installments on the 15th and the last business day in each month. The Salary shall be subject to adjustment from time to time by the Employer upon notice to Employee.

(b)	Employee will be eligible to receive Incentive Share Options and/or Units as set out in Schedule “A”.

(c)	Employee will be eligible to receive LTIP Share Options and/or Units under the Company’s Omnibus Equity Incentive Plan.

(d)	Employee will be eligible to participate in the Short Term Incentive Plan as set out in Schedule “A” and an extract from the current compensation policy that relates to the Short Term Incentive Plan is attached as Schedule “C”.

4.            Expenses

(a)	The Employer will provide, by way of direct payment or reimbursement, out-of-pocket expenses reasonably incurred by the Employee in performing Employee’s duties in accordance with the Employer’s policies on expense reimbursement set forth in the Employer’s Employee Handbook. By signing this Agreement, Employee hereby authorizes Employer, in its discretion, to deduct any unauthorized expenses from Employer’s wages.

5.            Vacation

(a)	The Employee shall be entitled to the paid vacation in accordance with the Employer’s Employee Handbook, except as may otherwise be set out in Schedule “A”.

6.            Benefits

(a)	The Employee shall be entitled to the benefits provided by the Employer as set forth in the Employer’s Employee Handbook, except as may otherwise be set out in Schedule “A”. Subject to the requirements of Section 9, all benefit plans are subject to amendment or termination by Employer at any time.

7.            Illness, Injury or Accident Caused by Performing Duties

•	If the Employee is, at any time, incapacitated by illness, injury or accident, in any such case, caused by performing Employee’s duties, and furnishes the Employer with evidence satisfactory to the Employer of such incapacity and the cause of it, then, in the event that Employee is unable to substantially perform Employee’s job, the Employee will be entitled to payment of Employee’s Salary at the full rate less any other benefits receivable by Employee (including payment made under any applicable workman’s compensation law or payment made under any short or long-term disability insurance, if applicable), for a period of 17 weeks and will thereafter be entitled to no further payment from the Employer during Employee’s incapacity except as required under applicable law.

8.            Employee’s Covenants During and After Employment

During employment, the Employee hereby covenants and agrees that:

•	The Employee will attend at the offices and worksites of the Employer and will attend at any other time or times as may be necessary for the proper discharge of the Employee’s duties;

•	The Employee will, in the exercise of Employee’s duties, at all times follow the lawful instructions given and any regulations made by the Board and will, from time to time, and at all times when required to do so, give an account to the Board, with respect to matters and things relating to the Employer;

•	The Employee will, during the continuance of this Agreement, unless prevented by incapacity as noted in Section 7 above, or unless the Employee and Employer have previously agreed that the Employee may work or provide services for remuneration to another entity;

•	devote the Employee’s whole time and attention to the Employee’s duties in the Employee’s employment position, provided that the Employee may provide services for remuneration for the entities and in the capacity described in Schedule “A” or as otherwise agreed by the parties in writing;

•	perform the Employee’s duties to the best of the Employee’s abilities;

•	do Employee’s utmost to promote, develop and extend the business of the Employer;

•	comply with all provisions of the Employer’s Handbook and other policies adopted by the Employer from time to time;

•	protect the confidential information of the Employer and comply with all trade secret and confidentiality policies and agreements of the Employer;

•	limit any Board position not directly affiliated with Perpetua Resources Corp. or the Employer to one external board of directors of a commercial company, provided that this limitation shall not be applicable to any boards of charitable, educational, or nonprofit entities.

•	give to the Employer the benefit of the Employee’s advice and experience with respect to the business and affairs of the Employer; and

•	faithfully perform all other covenants made by Employee under this Agreement;

•	During employment and for a period of twelve (12) months after employment (the “Restricted Period”), Employee hereby covenants and agrees that:

•	Employee will not, without the prior written consent of the Employer, do any of the following in any capacity:

A.	serve (whether paid or unpaid) a Restricted Entity (defined below) as a partner, employee, consultant, contractor, officer, director, manager, agent, associate, investor, advisor, expert witness, or official; or

B.	own, purchase, acquire, finance, invest in, operate, or organize a Restricted Entity, or take preparatory steps for the organization of a Restricted Entity, provided that this restriction shall not be applicable to Employee’s ownership, purchase, sale, or other investment activities in publicly traded stock or other ownership shares of any entity held by Employee for investment purposes and with respect to which entity Employee is not involved in its management.

•	For purposes of this Agreement, the term “Restricted Entity,” means any (w) entity that engages or plans to engage in the business of mineral exploration and development in the Restricted Territory (defined below), any (x) state, federal, or local governmental entity that has jurisdiction over the Employer’s current or proposed mining projects in the Restricted Territory, any (y) non-governmental organization or entity that has historically influenced, sought to influence, or may reasonably seek to influence during the Restricted Period, the Employer’s current or proposed mining projects in the Restricted Territory, and any (z) Native American Indian tribe, whether federally recognized or not, that has historically influenced, sought to influence, or may reasonably seek to influence during the Restricted Period, the Employer’s current or proposed mining projects in the Restricted Territory.

•	The restrictions set forth in this Section 8(b) shall only apply to Employee’s activities to the extent Employee’s activities and/or influence, or the activities and/or influence of the applicable Restricted Entity, relate to mining operations within the Idaho counties of Valley or Adams (the “Restricted Territory”).

•	In connection with the covenants set forth in this Section 8(b), Employee makes the following acknowledgments:

A.	I acknowledge that my fulfillment of the obligations contained in this Agreement is necessary to protect the Employer’s confidential information and to preserve the trade secrets, business plans, value and goodwill of the Employer.

B.	I acknowledge the time, geographic and scope limitations of my obligations are reasonable, especially in light of the Employer’s desire to protect its confidential information, business plans, value, goodwill, and trade secrets, and that I will not be precluded from gainful employment if I am obligated to comply with such obligations.

C.	I will, by virtue of my position with the Employer, have and gain a high level of inside knowledge regarding the Employer and its business, and as a result, will have the ability to harm or threaten its legitimate business interests.

D.	I have and will continue to provide services or have significant presence or influence on behalf of the Employer within the restricted territory due to the nature of the Employer’s business and its business plans.

E.	I have received sufficient consideration in exchange for the covenants made herein.

•	The covenants contained in this Section 8 shall survive the termination or assignment of this Agreement for period of twelve (12) months following the termination of Employee’s employment pursuant to this Agreement. The Employer shall have the right to seek and secure an injunction to enforce the provisions of the covenants contained in Section 8, but that remedy shall not be exclusive. The Employer shall not be required to post any bond in such event.

•	In the event that one or more of the provisions of this Section 8 or any other provision of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable. Without limiting the foregoing, in the event the provisions of Section 8 are deemed in any judicial proceeding to exceed the time, geographic or scope of limitations permitted by law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by law.

9.            Termination

•	In General/At-Will Employment. Either Employee or Employer may terminate Employee’s employment at any time for any reason. If Employment is terminated in specific circumstances as noted below in this section 9, then the Employee shall be eligible to receive the advance notice, severance, Bonus, and other payments and benefits set out in Schedule “A.” Employer may condition any such severance, Bonus, or other payments hereunder upon a release of all claims against the Employer and such other commercially customary terms as the Employer may determine in its sole discretion and in a form acceptable to Employer, acting reasonably. If Employee elects not to provide such release, Employee shall not be entitled to severance or to any Bonus that has not yet been approved by the Board and become earned and payable under the terms of the applicable Short Term Incentive Plan.

On termination of employment, however caused:

i.	the Employee will deliver to Employer all property and confidential information of the Employer in the Employee’s possession or under his control including, without limitation, all notes, memoranda and other business documents in Employee’s possession, including administrative and technical documents and materials concerning any of the business of the Employer.

ii.	Employee’s rights with regard to Employee’s Incentive Share Options/Units and any LTIP Share Options/Units shall be as set forth in the Omnibus Equity Incentive Plan and LTIP and this Agreement, including Schedule “A”.

Other obligations of the parties upon termination under specific circumstances are set forth below in this Section 9.

Payments, if any, required under this Agreement shall be due and payable at such time as determined by the Employer subject to the requirements of Schedule “A”, consistent with the parties’ intent that all payments and benefits under this Agreement comply with Internal Revenue Service Code Section 409A. (“Code Section 409A”) and accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. In no event whatsoever will the Employer be liable for any additional tax, interest or penalty that maybe imposed on the Employee under Code Section 409A or damages for failing to comply with Code Section 409A, provided that the parties shall work together in good faith to avoid or mitigate the imposition of any such additional tax, interest, or penalties.

The Employee and Employer will also work together in good faith to limit the impact, if any, of Internal Revenue Service Code Section 280G, including allowing the Employee, in his discretion, to waive all or any part of his compensation to avoid or mitigate the potential impact of Code Section 280G on the Employee’s compensation.

(a)	Termination by Employer. Employer may terminate Agreement for Cause or without Cause. If Employer terminates this Agreement for Cause at any time, then all compensation not yet due and payable to Employee shall cease and Employee shall not be entitled to any Bonus. If Employer terminates this Agreement without Cause or on Change of Control then, subject to other provisions of this Agreement, Employer shall provide the applicable advance notice, severance, Bonus, and other payments or benefits as provided in Schedule “A”.

(b)	Termination by Employee. Employee may terminate employment for Good Reason or without Good Reason. If Employee terminates this Agreement for Good Reason then, subject to other provisions of this Agreement, Employer shall provide the applicable advance notice, severance, Bonus, and other payments or benefits indicated in Schedule “A”. If Employee terminates this Agreement without Good Reason no severance or Bonus is payable.

•	Automatic Termination in the Event of Disability or Death of Employee. Employee’s employment shall terminate automatically on the day that is seventeen (17) weeks after Employee’s Disability unless a longer period is required under applicable law. Thereafter, (i) the Employee shall be eligible to receive the applicable Bonus and other payments and benefits set out in Schedule A. Employee’s employment shall terminate automatically in the event of the death of Employee. Thereafter, the Employee’s estate shall be eligible to the benefits provided under any relevant life insurance component of the benefits plan.

•	Accrued Compensation. If Employee’s employment under this Agreement is terminated for any reason other than termination by the Employer for Cause, then in addition to complying with any applicable requirements under Schedule “A”, Employer on the date of termination shall pay to Employee a lump-sum payment (less any deductions required by law) equal to all amounts earned or accrued by Employee through the termination date but not paid as of that date, including Salary, reimbursement of reasonable and necessary expenses incurred by Employee, and any other benefits and payments owed Employee hereunder.

10.            Guarantee

•	Perpetua Resources Corp. hereby guarantees Employer’s performance of Employer’s obligations under this Agreement. This provision shall survive the termination of this Agreement.

11.            Miscellaneous

•	Each of the parties hereby covenants and agrees that at any time upon the request of the other party, it will execute, acknowledge and deliver all such further acts deeds, assignments, transfers, conveyances, powers of attorney and assurance as may be required for the better carrying out and performance of all the terms of this Agreement.

•	This Agreement shall be governed by and subject to the laws and exclusive jurisdiction of the courts of the State of Idaho.

•	This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs and executors and successors and assigns as the case may be. This Agreement may not be assigned without the prior written consent of the other party, provided, however that Employer may assign this Agreement without Employee’s consent to any entity affiliated with Employer, which shall include without limitation a parent, subsidiary, or sister entity.

•	This Agreement constitutes the entire agreement between the parties and supersedes all prior letters of intent, agreements, representation, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied. The recitals and any schedules form a part of and are incorporated by reference into this Agreement.

•	In the event any provision of this Agreement will be deemed invalid or void, in whole or part, by any court of competent jurisdiction, the remaining terms and provision will remain in full force and effect.

•	The Employer may, in its sole discretion, amend its Annual Incentive Plan, Bonus, Omnibus Equity Incentive Plan, LTIP and benefit plans and any such amendments shall not constitute a breach of this Agreement nor Good Reason under this Agreement.

•	This Agreement may be executed in counterparts which counterparts taken together shall constitute one and the same instrument and any facsimile or signature delivered by electronic means shall be taken as an original.

IN WITNESS WHEREOF the parties have executed this Agreement as effective the day and year first above written.

PERPETUA RESOURCES CORPORATION:	/s/ Jessica Largent
Per Authorized Signatory

PERPETUA RESOURCES IDAHO INC:	/s/ Jessica Largent
Per Authorized Signatory

EMPLOYEE:	/s/ Jonathan Cherry
Jonathan Cherry

SCHEDULE “A”

1.	Employment Position (Title)

•	CEO/President, Perpetua Resources Corp.

•	CEO/President, Perpetua Resources Idaho, Inc.

2.	Principal Place of Work

•	The work location will be Boise, Idaho with remote work allowed as mutually agreed by Employee and Employer. The position will require travel to the site, Boise, and other locations as needed and the Company will reimburse normal and reasonable travel and meal expenses incurred.

3.	Salary

•	Employee’s gross annual salary shall be $425,000.

4.	Incentive Share Units

In addition to the Salary and other benefits and payments under this Schedule “A”, the Employee shall be eligible from time to time to receive Incentive Share Units, subject to the confirmation and in the discretion of the Board of Directors of Perpetua Resources Corp. and/or the committee of the Directors authorized to administer the Omnibus Equity Incentive Plan pursuant to its terms.

The employee is eligible for participation in the Company’s annual Long Term Incentive Plan (“LTIP”), which targets 150% of salary in share units granted annually. The grants typically occur in the first quarter of each year and are expected to be comprised of 50% Restricted Share Units (RSUs) that follow a 3-year vesting schedule where 1/3 of the grant vests on each of the 1st, 2nd, and 3rd anniversaries of the grant date and 50% Performance Share Units (PSUs) that follow a 3-year vesting schedule where 0-200% of the grant vests at the end of the 3-year period based on Perpetua’s share price performance relative to the GDXJ, an index consisting of similar junior gold mining companies. The annual LTIP is subject to Board discretion and approval.

In addition, the Company offers you the Employee the following one-time share unit grants:

1.            50,000 PSUs vesting upon receipt of all permits needed for construction.

2.            50,000 PSUs vesting upon Board approval of the Stibnite Gold Project construction.

Schedule D includes Perpetua Resources Corp. Omnibus Equity Incentive Plan.

5.	Short Term Incentive Plan

In addition to the Salary, the Incentive Share Units referenced above, and other payments and benefits under this Schedule “A”, the Employee shall be entitled to receive a cash bonus (the “Cash Bonus” or “Bonus”) under the terms of the Employer’s annual Short Term Incentive Plan (refer to Schedule “C”). Employee’s Cash Bonus rate for purposes of Schedule “C" is 65%. The Short Term Incentive Plan is designed to obtain maximum performance of the employee and not an entitlement for payment on performance of job description. If Performance Objectives under Schedule “C” are not met, the entitlement to a Cash Bonus may be zero. The first year for which Employee shall be eligible for a Bonus is 2024, which may in the discretion of the Board be prorated to the period of time in which Employee is employed hereunder for 2024.

6.	Vacation and Holidays

The Employee will be entitled to 25 days paid vacation in addition to the Employer’s 11 recognized holidays.

7.	Benefits

The Employee is eligible to enroll in the Employer’s health, vision, dental and life insurance plans as well as Employer’s 401(k) plan, each as set forth in the Employee Handbook or whatever benefits program is in force at the time, which may change at the discretion of the Employer.

8.	Annual Review

The Employer, on an annual basis, will review the Employee’s performance and compensation.

9.	Payments on Termination

If Employee’s employment under this Agreement is terminated for any reason other than a termination for Cause by Employer, then said termination shall be effective ninety (90) days after the Employer or Employee, as applicable, provides notice of termination unless the parties mutually agree on a different termination date to accommodate the transition to a new CEO.

On termination, in addition to the requirements for notice and payment of accrued compensation under Section 9 of the Agreement, and as compensation for Employee’s loss of employment, the Employer shall pay to Employee the following aggregate payments as severance in accordance with the following table:

Reason for Termination	Salary (reduced by 50% in first year of employment)	Bonus
By Employer for Cause	None	Not Eligible
By Employer without Cause	12 months of Salary	Amount equal to previous year’s Bonus
By Employee without Good Reason	None	Not Eligible
By Employee for Good Reason	35.88 months of Salary	Amount equal to target amount under Short Term Incentive Plan multiplied by 2.99
On Disability of Employee	None	Amount equal to previous year’s Bonus
On Death of Employee	None	Not Eligible

The monthly severance relating to Salary shall be calculated from the date the termination becomes effective. In the event the Employee’s employment is terminated during the first year of employment, the severance payment based on Salary, if any, will be determined at 50% of the amount indicated in the table above.

All severance payments pursuant to the above table are to be made in a lump sum payment within 60 days following the Employee’s termination or employment with the Employer.

Notwithstanding anything to the contrary in this Agreement, if Employee’s date of termination is not a "separation from service" within the meaning of section 409A of the Internal Revenue Code and the regulations and other published guidance thereunder (including § I.409A- 1(h)), then, if required in order to comply with the provisions of section 409A, (if) payment of the Severance Payment shall be delayed until the sixtieth (60th) day after a separation from service occurs, and (ii) if Employee is a "specified employee" within the meaning of section 409A of the Code at the time of such separation from se1·vice, payment of the Severance Payment shall be delayed until the date that is six months and one day after such separation from service occurs.

10.	Required Deductions

Any payments made by the Employer to the Employee under this Agreement shall be subject to any deductions required at law.

PERPETUA RESOURCES CORPORATION:	/s/ Jessica Largent
Per Authorized Signatory

PERPETUA RESOURCES IDAHO, INC:	/s/ Jessica Largent
Per Authorized Signatory

EMPLOYEE:	/s/ Jonathan Cherry
Jonathan Cherry

SCHEDULE “B”

Duties (Job Description)

Job Title:	Chief Executive Officer (CEO)
Reports to:	Chair of the Board
Classification:	Full-Time, Regular Employee
FLSA Designation:	Exempt

General Accountability

The CEO will lead the Perpetua team including as it advances through the permitting process, raises capital, and transitions into a development and operating company. The position requires a dynamic, entrepreneurial, hands-on leader with experience bringing a project into production. The position will demonstrate exceptional leadership, strategy development and execution, financial acumen and bring technical, project management and operations experience.

Project Overview

The Stibnite Gold Project is owned by Perpetua Resources Idaho Inc. and is in Valley County. The Project is one of the highest-grade, open-pit gold deposits in the United States and is designed to apply a modern, responsible mining approach to restore an abandoned mine site and produce both gold and the only mined source of antimony in the United States. The project mine development opportunity is in Central Idaho at moderate elevation with access to existing road and port infrastructure.

The Feasibility Study (“FS”) was completed in January 2021 and contemplates a 22 ktpd open-pit mine, concentrator, pressure oxidation, and CIP leach operation. An ancillary circuit is included for antimony concentrate which will be floated and removed prior to pressure oxidation for filtering and bagging.

Specific Accountabilities

•	Responsible for the overall leadership of Perpetua in the best interest of its shareholders and the Company as a whole, including, in conjunction with the Board, establishing the Company’s strategic direction, annual business plans, and budgets.
•	Responsible for being a member of the Board of Directors of Perpetua Resources Corp.
•	Ensure strict adherence to all safety programs and policies.
•	Foster a high-performance culture that promotes ethical practices and encourages individual integrity, accountability, continuous improvement, and social responsibility.
•	Ensure clear and effective communication with the Company shareholders and other stakeholders regarding the Company’s performance and maintain industry, government, public, or other external relationships.
•	Represent the Company publicly to enhance and maintain its reputation.
•	Ensure strict adherence to all corporate policies, code of ethics and codes of conduct.
•	Lead the development of Perpetua’s long- and short-term strategies.
•	Manage overall operations and make major decisions affecting the organization.
•	Manage the organization’s resources and organizational structure.
•	Negotiate or approve agreements and contracts for the organization.
•	Communicate with the board of directors.
•	Assess and minimize risks to the Company.

Qualifications:

•	A first-class leader, hands-on, self-sufficient, and demonstrates a positive, can-do attitude.
•	15 years of experience leading teams.
•	Demonstrated ability to be considered a trusted partner.
•	Background in mining or processing.
•	Experience with large projects exceeding $1billion.
•	A clear communicator – ensure clear and effective communications with the Company’s shareholders and other stakeholders regarding Company performance.
•	An effective communicator with excellent persuasive and interpersonal skills; the ability to develop high-quality relationships.

•	Ability to identify and analyze problems and provide creative solutions in a timely manner.
•	Cultural fit – entrepreneurial, collaborative communicator, ability to lead and develop high-performance teams, inspire and motivate others, and positively influence actions.
•	Experience managing and maintaining industry, government, public, and other external relationships.
•	Experience representing the Company publicly in a way that enhances and maintains its reputation.
•	Extensive operational, commercial, and strategic leadership experience in a publicly listed mining company.
•	Experience in strategic planning and execution; the ability to communicate vision and strategy.
•	Strong leadership qualities; the ability to direct, develop, and motivate employees.
•	Experience delivering capital expenditure programs.
•	Experience working at the Board level and involvement in capital fundraising.
•	Track record of delivering profitable growth and shareholder return.
•	Knowledge and understanding of the statutory regulations relevant to safety and the environment for the mining industry.
•	Demonstrated skills in building a strong safety culture.
•	Have a valid Driver’s License and approval from Company Insurance to drive a company vehicle;

Physical Requirements:

•	Prolonged periods sitting at a desk and working on a computer.
•	General work is in an office environment but must be able to travel as needed.

Logistics:

The CEO will be based in the Perpetua Resource’s Headquarters in Boise, Idaho. Travel to other locations, including Stibnite and Donnelly, will be necessary.

Benefits Summary:

•	Medical/Dental/Vision/Life insurance.
•	Paid Time Off, including Vacation, Sick, and Bereavement Leave.
•	Paid Holidays.
•	Parental Leave.
•	401(k) with 4% employer match.
•	Eligible for annual short-term incentive plan bonus.
•	Eligible for annual long-term incentive plan.

About Perpetua Resources:

Perpetua Resources Corp., through its wholly owned subsidiaries, is focused on the exploration, site restoration and redevelopment of gold-antimony-silver deposits in the Stibnite-Yellow Pine district of central Idaho that are encompassed by the Stibnite Gold Project. The Project is one of the highest-grade, open pit gold deposits in the United States and is designed to apply a modern, responsible mining approach to restore an abandoned mine site and produce both gold and the only mined source of antimony in the United States. Further advancing Perpetua Resources’ ESG and sustainable mining goals, the Project will be powered by the lowest carbon emissions grid in the nation and a portion of the antimony produced from the Project will be supplied to Ambri, a US-based company commercializing a low-cost liquid metal battery essential for the low-carbon energy transition. In addition to the company’s commitments to transparency, accountability, environmental stewardship, safety and community engagement, Perpetua Resources adopted formal ESG commitments which can be found at www.perpetuaresources.com.

SCHEDULE “C”

Short Term Incentive Plan

Perpetua Resources Corp. (the “Corporation”) will incentivize employees on an annual basis through an annual Short-Term Incentive Plan (“STIP”) providing for a cash bonus (the “Cash Bonus” or “Bonus”) as set forth in this Schedule “C”. The STIP will be performance-based, with the performance of the Corporation as a whole and the individual’s performance being considered.

A target percentage (the “Cash Bonus Rate”) will be determined at the commencement of employment and reviewed on an annual basis through the annual performance review process. The Cash Bonus Rate at the commencement of Employee’s employment is 65%. The STIP has two components, the Corporation’s Performance and the Individual’s Performance. An individual’s maximum incentive Bonus under the STIP in any year will equal the individual’s Cash Bonus Rate times the percentage determined for the Corporation’s Performance and the percentage determined for the Individual’s Performance, as described below.

For example, if an individual’s Bonus Rate is 30% of the individual’s annual salary of $150,000, the Corporate Performance Percentage is determined to be 75%, and the Individual’s Performance percentage is determined to be 60%, the Bonus is $20,250 for the year ($150,000 x 30% x 75% x 60%).

Corporation’s Performance

On an annual basis, the Corporation’s board of directors will approve a set of corporate objectives, with measurable targets and a percentage allocation to each objective that will be communicated to all employees. For example, the corporate objectives could include five components, each allocated a percentage of the overall measure of corporate performance:

Objective A	25%
Objective B	15%
Objective C	35%
Objective D	15%
Objective E	10%
Total	100%

At the completion of the calendar year, the Corporation’s actual performance will be assessed by the board and a performance-factor percentage will be approved for allocation to the Corporation’s component of annual Bonuses for which the Employee may be eligible under the STIP. The board will measure each objective achieved in accordance with the following scale in order to determine the performance level achieved:

Performance factor 120% 100% 75% 50% 25%

Performance Level Achieved

Results are extraordinary

Results well beyond those expected

Results satisfactory, objective adequately met

Met most, but not all, aspects of the objective

Met adequate portion of aspects of the objective

Where circumstances beyond the Corporation’s control effect the achievement of an objective, the board shall consider amending objectives throughout the year should the need arise.

Individual Performance

On an annual basis, the board or a compensation committee appointed by the board, in conjunction with the Employee and in consideration of the Corporation’s approved annual corporate objectives, will set individual objectives for the Employee and allocate a percentage of the employee’s individual Cash Bonus to each objective set. For example, the Employee’s objectives could include five components, each allocated a percentage of the overall measure of corporate performance:

Objective A	15%
Objective B	15%
Objective C	45%
Objective D	10%
Objective E	15%
Total	100%

At the completion of each calendar year, the Employee’s actual performance against objectives will be assessed by the Corporation’s board or a compensation committee appointed by the board for allocation to the Individual component of the annual Bonus

The board or its compensation committee will measure each objective achieved in accordance with the following scale in order to determine the performance level achieved:

Performance factor 120% 100% 75% 50% 25%

Performance Level Achieved

Results are extraordinary

Results well beyond those expected

Results satisfactory, objective adequately met

Met most, but not all, aspects of the objective

Met adequate portion of aspects of the objective

This calculation would be performed for each objective and the total for all objectives aggregated to determine the overall performance of the Employee.

Where circumstances beyond the Corporation or the Employee’s control effect the achievement of an objective, the Corporation’s board or its compensation committee shall consider amending objectives throughout the year should the need arise.

Overall STIP Determination

Once the Corporation’s performance against corporate objectives and the Employee’s performance against individual objectives has been assessed, in accordance with this Schedule “C”, the Corporation’s board or its compensation committee will determine the Employee’s annual Cash Bonus.

The board or its compensation committee, as applicable, has absolute discretion to determine and approve the final Bonus amount, and can reduce or increase the calculated Bonus amount, or determine not to pay a Bonus amount at all, regardless of the calculated performance metrics. The board or compensation committee will determine the amount of any Bonus amount shortly following the completion of the year for which the Bonuses are calculated, and the Bonus will be paid no later than March of the year following the year for which the Bonuses are calculated. For example, a Bonus paid upon 2024 metrics will be paid no later than March 2025. Except as set forth in Schedule “A”, no Cash Bonus shall be considered earned by or payable to the Employee unless the Employee is employed at the time the board or compensation committee has designated for payment of the Bonus.

SCHEDULE “D”

Perpetua Resources Corp. Omnibus Equity Incentive Plan

Effective Date of April 16, 2021

*See attached Form S-8 Prospectus for Omnibus Equity Incentive Plan